Exhibit 99.1

July 22, 2010

This morning, AmeriCredit and General Motors announced a definitive agreement for GM to acquire AmeriCredit. The Executive Team is very excited about the opportunities that this transaction will open up for our company and our employees. The following talking points provide additional information on the transaction and its impact on our business and our team members.

•	GM will acquire all outstanding AmeriCredit common stock at $24.50 per share to be settled in cash.

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While the terms of the transaction have been agreed to by AmeriCredit’s and GM’s boards of directors, AmeriCredit shareholder approval is required and will be requested at a special shareholders meeting. The transaction is expected to be finalized by December 31, 2010.

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There will be no changes to AmeriCredit’s management team or our organizational structure. We will continue to operate as a separate unit with our own credit centers, collection centers and enabling functions such as accounting, HR, ITS, etc.

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Our benefits package will be unchanged, with the exception of the discontinuation of our Employee Stock Purchase Plan. Upon closing of the transaction, AmeriCredit shares currently held in the 401K plan will be converted to cash and available to participants for reallocation. Future company matching will be made in cash.

•	This transaction will provide us added opportunities to expand our business.

•	We will continue to focus on what we do best – underwriting, servicing and financing retail auto installment loans.

•	Our penetration of GM dealers will increase through coordinated GM branding and targeted customer marketing initiatives.

•	We will continue to offer loan products to non-GM dealers and seek to strengthen our relationships with this dealer group.

•	We will look to broaden our product offerings through reintroduction of a leasing product for GM dealers.

Attached is the President’s Perspective that will be sent shortly to all team members as well as a FAQ for you to help address some initial concerns from your team members.

Additionally, a conference call is scheduled for 10:15 am CST today for all officers to address questions you may have about the acquisition and its impact to your team. Please use the following dial-in information to log on to the call:

Toll free dial-in number – 800-768-6569

Passcode – 4699302

Remember that dealing with such a significant development can be unsettling for many people. Please let your team members know what is going on and be sensitive to their concerns. Stick to the facts, and don’t let speculation and rumors about what happened get started. This is a very positive move for AmeriCredit and the future growth potential of our company. If you have any questions, please don’t hesitate to raise them on the officer conference call later today or ask senior management.